Exhibit 10.35

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of January 4, 2016 (the “Effective Date”), by and between Spirit Airlines, Inc., a Delaware corporation (the “Company”), and Robert L. Fornaro (“Executive”).
WHEREAS, the Company desires to employ Executive, on the terms and conditions set forth herein, and Executive desires to accept such employment with the Company, subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive, intending to be legally bound, hereby agree as follows:
1.Employment. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and automatically ending on the December 31, 2018, provided, however, that Executive may resign as an employee of the Company at any time and for any or no reason and the Company may terminate Executive’s employment at any time and for any reason or no reason.
2.    Position and Duties.
(a)    During the Employment Period (as defined below), Executive shall serve as Chief Executive Officer and President of the Company and shall have the duties and responsibilities normally attributable to such positions and such other duties as may be assigned to Executive by the Board of Directors of the Company (“Board”) from time to time; provided, however, that the Board, in its sole and absolute discretion, may at any time elect another person to serve as President, it being understood that if such election is made, the duties and responsibilities normally attributable to the position of President shall be delegated to and performed by such elected person, and such elected person shall report to, and be under the direction of, Executive in his capacity as Chief Executive Officer. Notwithstanding the foregoing or any other provision of this Agreement or elsewhere to the contrary, none of the election of another person to serve as President, the resulting diminution of or change in Executive’s authority, duties and responsibilities, or any succession planning by the Board and/or the Company shall be considered or constitute, for any purpose, (i) a breach of this Agreement or any rights or benefits of Executive under any agreement, plan or policy or any law or statute, (ii) a dismissal or discharge of Executive from employment without “cause” (or words of like import) under any agreement, plan or policy of or with the Company or any of its affiliates, (iii) a constructive dismissal or discharge of Executive from employment for any reason, (iv) grounds for any “good reason” resignation (or words of like import) under any agreement, plan or policy of or with the Company or any of its affiliates, or (v) grounds for Executive to assert any claim against the Company or any of its affiliates.

Exhibit 10.35

(b)    Executive may continue to serve on the Board during the Employment Period. Subject to Executive’s continued employment, Executive will be nominated to serve on the Board for a three-year term commencing immediately after the expiration of his current term on the Board (scheduled for the second quarter of 2017).
(c)    Without limitation of Section 2(a), Executive (i) in his capacity as Chief Executive Officer, shall be responsible for developing, mentoring and maintaining a first rate leadership team consistent with such succession plans and strategies as may be approved by the Board from time to time and (ii) shall observe and comply with all lawful polices of the Company.
(d)    Executive shall report to the Board and shall devote Executive’s reasonable best efforts and Executive’s full business time and attention (except for permitted vacation periods, periods of illness or other incapacity) to the business and affairs of the Company. Notwithstanding the foregoing, Executive may be involved in charitable and professional activities, manage his personal investments and serve on boards, provided that the foregoing, individually or in the aggregate, do not interfere with Executive’s performance of his duties and responsibilities and, provided, further, that in no event shall Executive serve as a director or board member of any for-profit corporation or other enterprise without, in each instance, the prior approval of the Board.
(e)    Executive shall be required to maintain regular hours at Company’s headquarters (which are currently located in Miramar, Florida) and to perform his duties and responsibilities hereunder primarily from and at the Company’s headquarters, it being understood and agreed that the foregoing shall not preclude Executive from traveling on Company business to the extent reasonably required to perform his duties and responsibilities. Subject to the foregoing, Executive may perform, on a lesser scale, some of his duties and responsibilities from and at his primary residence; provided, however, that Executive shall arrange his schedule so as to be present in person at the Company’s headquarters as and when necessary to perform those duties and responsibilities that cannot be effectively or properly performed elsewhere. In no event shall the Company be responsible for (i) any expenses incurred by Executive in connection with the performance of any of his duties and responsibilities from or at his primary residence, (ii) any expenses incurred by Executive in connection with his travel between the Company’s headquarters and his primary residence or (iii) any of Executive’s housing expenses.
(f)    For purposes of this Agreement, (i) all references to “Company” shall include any corporation of which the securities having a majority of the voting power in electing directors are, at the time of determination, owned by the Company, directly or through one or more subsidiaries and (ii) the Compensation Committee of the Board, to the extent empowered by its charter or otherwise, shall have the authority granted to the Board hereunder.
3.    Base Salary and Benefits.
(a)    Base Salary. Executive’s base salary shall be $550,000 per annum (the “Base Salary”), which salary shall be payable bi-weekly in accordance with the Company’s general payroll practices and shall be subject to required withholding. Executive’s Base Salary

Exhibit 10.35

will be subject to review, and may increase, on an annual basis at the discretion of the Board based on Executive’s performance and other relevant considerations as determined by the Board. Notwithstanding the foregoing, Executive’s Base Salary shall not be reduced without his consent.
(b)    Benefit Plans. During the Employment Period, Executive shall be entitled to participate in all of the Company’s employee benefit programs for which employees of the Company are generally eligible, provided that Executive shall not be entitled to participate in, or become entitled to any benefits or privileges under, the Executive Severance Plan (as defined below) or any other severance plan, policy or arrangement of the Company.
(c)    Equity Awards. Within five days following the Effective Date, the Executive shall receive time-based restricted stock units and performance share awards as set forth in the attached Exhibit 1 and Exhibit 2 respectively (the “Equity Awards”), such awards to be granted pursuant to the Company’s 2015 Incentive Award Plan (the “2015 Equity Plan”). The parties acknowledge and agree that Executive will not be entitled to other equity awards during or after the Employment Period and Executive will not receive annual or periodic equity awards of any kind or nature.
(d)    Annual Performance Bonuses. In addition to the Base Salary, Executive shall be eligible to receive a cash incentive bonus (the “STI Compensation”) for each calendar year ending during the Employment Period. The amount of STI Compensation for any calendar year shall be determined, calculated and paid in accordance with the terms and conditions of, and subject to the performance criteria and goals set forth in, the applicable Short-Term Incentive Plan approved for Company officers by the Compensation Committee of the Board in its discretion. It is understood and agreed that the STI Compensation shall constitute Performance Based Compensation (as defined below). It is also understood and agreed that (i) the STI Compensation for any calendar year shall be based on a percentage of the Base Salary, (ii) Executive’s annual target STI Compensation for each calendar year during the Employment Period shall not be less than 100% of the Base Salary and (iii) Executive’s STI Compensation for any calendar year may not exceed 200% of the Base Salary. The STI Compensation will be prorated for any partial year during the Employment Period as provided in Section 7(c).
(e)    Sign-on Bonus. The Company shall pay Executive, within ten days following the Effective Date, a one-time sign-on bonus of $30,000.
(f)    Business Expenses. The Company shall reimburse Executive for all reasonable expenses incurred by Executive in the course of performing Executive’s duties under this Agreement which are consistent with the Company’s policies in effect from time to time for senior executives with respect to travel, entertainment and other business expenses, subject to the Company’s requirements for its executives with respect to reporting and documentation of such expenses.
(g)    Vacation. Executive shall be entitled to take four weeks of paid vacation annually, provided that Executive shall be permitted to take a greater amount of paid vacation if and to the extent it is reasonable for him to do so consistent with his duties and responsibilities under this Agreement and so long as the taking of such greater amount of vacation would not

Exhibit 10.35

adversely interfere with the Company’s operations or otherwise be harmful to the Company. If the Board determines that such greater amount of vacation is, or could reasonably be expected to be, harmful to the Company, then upon written notice to Executive, Executive will not be entitled to take any vacation in excess of four weeks per year.
(h)    Travel Benefits. Executive will receive travel benefits as afforded other senior executives of the Company.
4.    Term and Termination.
(a)    The term of this Agreement shall commence on the Effective Date and shall continue until the earliest of (i) December 31, 2018, (ii) the effective date of Executive’s resignation, (iii) Executive’s death or permanent disability, or (iv) the date of the termination of Executive’s employment by the Company with or without Cause. The date on which Executive’s employment with the Company is terminated is referred to herein as the “Termination Date.”
(b)    On and as of the Termination Date, Executive shall be deemed to have automatically resigned and relinquished any and all titles, positions and appointments with the Company or any of its subsidiaries or affiliates, or with respect to any employee benefit plan maintained by any of the foregoing, whether as an officer, director, employee, consultant, agent, trustee or otherwise, provided that the Board may, in its sole and absolute discretion, permit Executive to continue serving as a member of the Board. Executive agrees to execute such documents promptly as may be requested by the Company to evidence his termination from employment and such resignations and relinquishments on and as of the Termination Date and failure to do so shall result in a termination for Cause.
5.    Severance.
(a)    Subject to Section 5(e) hereof, in the event that the Company terminates Executive’s employment without Cause (as defined herein), the Company shall:

(i)
pay to Executive, in equal installments during the Severance Period (as defined below) and consistent with past payroll practices, an amount equal to the Base Salary that Executive would have received after the Termination Date until December 31, 2018 had he remained an employee of the Company until December 31, 2018 (without giving effect to any bonuses or fringe benefits to which Executive may be entitled);

(ii)	provide Executive with the health care benefits described in Section 10 hereof; and

(iii)
provide Executive (and Executive’s spouse and dependents) a lifetime travel pass during Executive’s life for Company’s flights, enabling Executive (and Executive’s spouse and dependents) to travel (free of charge) in any class of service that is available at the time of reservation;

Exhibit 10.35

in each case, if and only if (1) Executive has executed and delivered to the Company, within thirty (30) days following the Termination Date, an effective and irrevocable General Release in form and substance identical in all material respects to Exhibit 3 attached hereto (it being understood that the first payment made following Executive’s execution and delivery of such General Release will include all amounts that would have been paid following the Termination Date had Executive executed and delivered such General Release on the Termination Date, but which were not yet paid) and (2) Executive has not breached any provision of Section 6, Section 7 or Section 8 hereof. As used herein, “Severance Period” shall mean the period of time commencing on the Termination Date and ending on December 31, 2018, it being understood that if the Termination Date is December 31, 2018, then the Severance Period shall be zero and the Executive shall not be entitled to receive any severance.
(b)    Subject to Section 5(e) hereof, in the event (1) a Change in Control becomes effective after the Effective Date and prior to December 31, 2018 and (2) Executive’s employment with the Company is terminated by Executive’s resignation for Good Reason (as defined below) within 180 days following the effective date of such Change in Control (as defined in the Company’s 2015 Equity Plan) but prior to December 31, 2018, then such termination shall be treated as a termination by the Company without Cause, and Executive shall be entitled to receive the pay and benefits as set forth in Section 5(a), subject to the conditions set forth in Section 5(a) including the execution of the General Release and non breach of Sections 6, 7 and 8.
(c)    In the event Executive ceases to be employed by the Company for any reason, the Company shall pay Executive his accrued but unpaid Base Salary through the Termination Date. In the event Executive ceases to be employed by the Company for any reason other than a termination by the Company for Cause, the Company shall pay Executive any STI Compensation in respect of any calendar year preceding the calendar year in which the Termination Date occurs which has not yet been paid, on the same date as annual cash bonuses for the applicable preceding calendar year are paid to other senior executives of the Company. In the event Executive ceases to be employed by the Company for any reason other than a termination by the Company for Cause and other than a resignation by Executive pursuant to Section 5(b), the Company shall pay Executive an amount equal to a pro rata portion of any STI Compensation in respect of the calendar year in which such termination occurs, if and only to the extent earned, with respect to the period beginning on January 1 of the applicable year through the Termination Date, such pro rata STI Compensation to be payable on the same date as annual cash bonuses for the applicable calendar year are paid to other senior executives of the Company.
(d)    Except as otherwise expressly provided herein, all of Executive’s rights to salary, bonuses, fringe benefits and other compensation hereunder which accrue or become payable after the Termination Date shall cease upon such date (other than those expressly required under applicable law, such as COBRA, and accrued but unpaid vacation time, which shall be paid within thirty (30) days following the Termination Date). The Company may offset any amounts Executive owes the Company against any amounts the Company owes Executive hereunder, subject to Section 21 and except as prohibited under the terms of any applicable benefit plan, program or arrangement.

Exhibit 10.35

(e)    For the avoidance of doubt, the parties intend that under no circumstances shall the Company be required to make duplicate or corresponding severance payments to Executive under this Agreement and/or under any plan, policy or program maintained by the Company from time to time and the parties acknowledge and agree that the Executive shall not be a participant in nor receive any compensation or benefits pursuant to the Executive Severance Plan.
6.    Confidential Information. Executive acknowledges that the information, observations and data (including trade secrets) obtained by him while employed by the Company (including those obtained by him while employed by the Company prior to the date of this Agreement) concerning the business or affairs of the Company and its affiliates (“Confidential Information”) are the property of the Company and its affiliates. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior written consent of the Board; provided that, Executive may disclose Confidential Information, (i) to the extent that such Confidential Information has become generally known to and available for use by the public other than as a result of Executive’s acts or omissions, (ii) if advised to do so by counsel in order maintain compliance with and prevent violation of applicable law or as required as part of any judicial or administrative proceeding, but only to the extent counsel determines such disclosure is required; provided that, before any disclosure pursuant to the provisions of this clause (ii), Executive shall notify the Company of any pending disclosure and cooperate with the Company in obtaining appropriate protective measures, and (iii) to Executive’s attorneys and other professional advisors, so long as such attorneys and advisors have agreed to keep confidential the Confidential Information. Executive shall deliver to the Company at the termination of Executive’s employment with the Company, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information, Work Product (as defined below) or the business of the Company or its affiliates which he may then possess or have under his control. It is acknowledged that Executive may retain his rolodex and other address books to the extent they only contain contact information, provided that he offers the Company an opportunity to make and retain copies.
7.    Inventions and Patents. Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company’s or any of its affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company or any of its affiliates, including any conceived, developed, or made by Executive while employed by the Company or any of its affiliates prior to the date of this Agreement (“Work Product”) belong to the Company or such affiliate. Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the date on which Executive’s employment with the Company ends) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

Exhibit 10.35

8.    Non-Compete, Non-Solicitation. Executive acknowledges that in the course of his employment with the Company he will become familiar with the trade secrets of the Company and its affiliates and with other Confidential Information concerning the Company and its affiliates and that his services have been and shall be of special, unique and extraordinary value to the Company and its affiliates. Therefore, in consideration of the severance and other amounts paid and to be paid to Executive hereunder and in further consideration for the Equity Awards and other good and valuable consideration the receipt and adequacy are hereby acknowledged as sufficient, Executive agrees as follows:
(a)    During the Noncompete Period (as defined below), Executive shall not, within the United States or within any country in the Caribbean and Latin America where, as of the time of Executive’s termination of employment, the Company operates the Business, directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the Business of the Company or its subsidiaries or any business in which the Company or any of its subsidiaries has entertained discussions or has requested or received information relating to the acquisition of such business by the Company or any of its subsidiaries prior to the date on which Executive’s employment by the Company ends.
(b)    For purposes of this Agreement, (i) “Noncompete Period” means the period from the Effective Date through the December 31, 2019 and for so long thereafter as Executive shall be entitled to receive severance payments from the Company and (ii) the “Business” of the Company and its subsidiaries means the provision of passenger air transportation services (whether scheduled or charter).
(c)    During the Noncompete Period, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or its subsidiaries to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company and any subsidiary and any employee thereof, (ii) at any time hire any person who was an employee of the Company or any subsidiary within 180 days prior to the time of such hire, (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any subsidiary to cease doing business with the Company or such subsidiary or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any subsidiary or (iv) directly or indirectly acquire or attempt to acquire an interest in any business relating to the Business of the Company or any of its subsidiaries and with which the Company or any of its subsidiaries has entertained discussions or has requested or received information relating to the acquisition of such business by the Company or any of its subsidiaries in the two-year period immediately preceding the date on which Executive’s employment by the Company ends.
(d)    If, at the time of enforcement of this Section 8, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be

Exhibit 10.35

allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.
(e)    In the event of the breach or a threatened breach by Executive of any of the provisions of this Section 8, the Company and its affiliates, in addition and supplementary to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, Executive agrees that, in the event of an alleged breach or violation by Executive of this Section 8, the Noncompete Period shall be tolled until such breach or violation has been duly cured.
(f)    The provisions of this Section 8 are in consideration of: (i) employment with the Company and (ii) the additional good and valuable consideration as set forth in this Agreement. In addition, Executive agrees and acknowledges that the restrictions contained in Section 6, Section 7 and this Section 8 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living. In addition, Executive agrees and acknowledges that the potential harm to the Company or any of its subsidiaries of the non-enforcement of Section 6, Section 7 and/or this Section 8 outweighs any potential harm to Executive of its enforcement by injunction or otherwise. In addition, Executive acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company and its subsidiaries now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.
9.    Executive’s Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement, confidentiality agreement or any similar agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.
10.    Post-Employment Benefits.
(a)    In the event Executive is terminated by the Company without Cause (as defined above) or Executive resigns from his employment with the Company other than pursuant to Section 5(b), the Company shall (i) pay the premiums for Executive’s COBRA coverage at the same rate the Company would pay if the Executive remained actively employed, and (ii) after Executive’s eligibility for COBRA benefits lapses, provide Executive, at the Company’s expense, with health insurance benefits reasonably consistent with the benefits Executive received prior to Executive’s termination by the Company for the period from when Executive’s eligibility for COBRA benefits lapses until Executive turns 65 years of age. Executive’s rights pursuant to this

Exhibit 10.35

Section 10 shall cease and of be of no further force and effect upon Executive’s acceptance of other employment which offers health insurance benefits reasonably consistent with the benefits Executive received prior to Executive’s termination by or resignation from the Company.
(b)    In the event Executive ceases to be employed by the Company for any reason other than death or a termination by the Company for Cause or a resignation by Executive pursuant to Section 5(b), the Company shall provide Executive (and Executive’s spouse and dependent children) a travel pass for the Company’s flights, enabling Executive (and his spouse and dependent children) to travel (free of charge) in any class of service that is available at the time of reservation for a period equal to the shorter of (x) twelve (12) months or (y) until the Executive receives similar flight benefits with a new employer; provided that such travel pass (the “Travel Pass”) shall be subject to the following conditions:

(i)
in no event shall the Travel Pass become or be effective unless Executive has executed and delivered to the Company an effective and irrevocable General Release in form and substance identical in all material respects to Exhibit 3 attached hereto;

(ii)	the Travel Pass shall automatically terminate on Executive’s death; and

(iii)
the Travel Pass shall automatically terminate if Executive, directly or indirectly, (A) owns, manages, controls, participates in, consults with, renders services for, or in any manner engages in any business competing with the business conducted by the Company or its subsidiaries at any time or (B) engages in conduct that impairs or injures the reputation of, or harms, the Company.

Nothing in this paragraph (b) is intended to limit Section 5(a)(iii).
11.    Survival. The provisions of this Agreement shall survive and continue in full force in accordance with their terms notwithstanding the termination of Executive’s employment with the Company.
12.    Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:
Notices to Executive:
Robert L. Fornaro
9213 Foxhall Ct.
Orlando, FL 32819

Exhibit 10.35

Notices to the Company:
Spirit Airlines, Inc.
2800 Executive Way
Miramar, FL 33025
Facsimile: (954) 447-7967
Attention: Chairman of the Board of Directors
With copies to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Facsimile: (212) 492-0107
Attention: Robert C. Fleder, Esq.
or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.
13.    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
14.    Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way (including, without limitation, any and all agreements between Executive and the Company dated prior to the date hereof, and the Executive acknowledges and agrees that he waives all rights to receive any compensation or benefits under the Executive Severance Plan, whether as an employee, officer or director, and the Executive shall not be a participant in the Executive Severance Plan).
15.    Interpretation. In this Agreement, unless a clear contrary intention appears:
(a)    the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement;
(b)    all terms defined in the singular shall have the same meanings in the plural and vice versa;

Exhibit 10.35

(c)    reference to this Agreement means this Agreement as amended, supplemented or modified from time to time in accordance with the terms hereof;
(d)    all references to Articles, Sections and Exhibits shall be deemed to be references to the Articles and Sections of this Agreement and the Exhibits attached hereto which are made a part hereof;
(e)    the word “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term;
(f)    the captions and headings contained in this Agreement shall not be considered or given any effect in construing the provisions hereof if any question of intent should arise;
(g)    no provision of this Agreement shall be interpreted or construed against any person or entity solely because that person or entity its legal representative drafted such provision; and
(h)    the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.
16.    Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
17.    Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.
18.    Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Florida.
19.    Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board), its successors and assignees, and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate Executive’s employment for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.
20.    Arbitration. Except with respect to any dispute or claim under Section 6, Section 7 or Section 8 hereof (which may be pursued in any court of competent jurisdiction as specified below and with respect to which each party shall bear the cost of its own attorneys’ fees

Exhibit 10.35

and expenses except as otherwise required by applicable law), each party hereto agrees that the arbitration procedure set forth in Exhibit 4 hereto shall be the sole and exclusive method for resolving any claim or dispute (“Claim”) arising out of or relating to the rights and obligations acknowledged and agreed to in this Agreement and the employment of Executive by the Company and its affiliates (including, without limitation, disputes and claims regarding employment discrimination, sexual harassment, termination and discharge), whether such Claim arose or the facts on which such Claim is based occurred prior to or after the execution and delivery of this Agreement. The parties agree that the result of any arbitration hereunder shall be final, conclusive and binding on all of the parties hereto. Nothing in this Section 20 shall prohibit a party hereto from instituting litigation to enforce any Final Determination (as defined in Exhibit 4 hereto). Each party hereto hereby irrevocably submits to the jurisdiction of any United States District Court or state court of competent jurisdiction sitting in Fort Lauderdale, Florida, and agrees that such court shall be the exclusive forum with respect to any dispute or claim under Section 6, Section 7 or Section 8 hereof and for the enforcement of any Final Determination. Each party hereto irrevocably consents to service of process by registered mail or personal service and waives any objection on the grounds of personal jurisdiction, venue or inconvenience of the forum. Each party hereto further agrees that each other party hereto may initiate litigation in any court of competent jurisdiction to execute any judicial judgment enforcing a Final Determination.
21.    Taxes; Section 409A. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law. For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time. The parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A will be compliant with Section 409A and this Agreement shall be interpreted to either exempt payments therefrom or to be compliant therewith. Notwithstanding anything in this Agreement to the contrary, in the event that Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to Executive prior to the date that is six (6) months after the date of Executive’s “separation from service” (as defined in Section 409A) or, if earlier, Executive’s date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A that is also a business day. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A and shall only be paid on a “separation from service” within the meaning of Section 409A. To the extent that any reimbursements under this Agreement are taxable to Executive, any such reimbursement payment due to Executive shall be paid to Executive as promptly as practicable consistent with Company practice following Executive’s appropriate itemization and substantiation of expenses incurred, and in all events on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. The reimbursements under this Agreement are not subject to liquidation

Exhibit 10.35

or exchange for another benefit and the amount of such benefits and reimbursements that Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that Executive receives in any other taxable year. In addition, any reimbursements for COBRA coverage premiums described in this Agreement shall be paid to Executive as promptly as practicable, and in all events on or before the last day of the third taxable year of you following the taxable year of the Company in which the Termination Date occurred. For the avoidance of doubt, Executive is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for his account in connection with this Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any of its subsidiaries shall have any obligation to indemnify or otherwise hold Executive (or any beneficiary) harmless from any or all of such taxes or penalties.
22.    Definitions. Capitalized terms used in this Agreement shall have the following respective meanings except as otherwise specified herein or as the context otherwise requires:
“2015 Equity Plan” has the meaning specified in Section 3(c).
“Base Salary” has the meaning specified in Section 3(a).
“Board” has the meaning specified in Section 2(a).
“Business” has the meaning specified in Section 8(b).
“Cause” means that Executive has (i) refused or repeatedly failed to perform the duties assigned to him only if the Executive’s refusal or repeated failure to perform the duties assigned to him/her were willful and deliberate on the Executive’s part or committed in bad faith or without reasonable belief that such refusal or failure was in the best interests of the Company; (ii) engaged in a willful or intentional act that has the effect of injuring the reputation or business of the Company in any material respect; (iii) continually or repeatedly been absent from the Company, unless due to an approved leave due to serious illness or disability; (iv) used illegal drugs or been impaired due to other substances; (v) been convicted of any felony; (vi) committed an act of gross misconduct, fraud, embezzlement or theft against the Company; (vii) engaged in any act of such extreme nature that the Company determines to be grounds for immediate dismissal, including, but not limited to harassment of any nature; (viii) violated a material Company policy as determined by Board, (ix) breached any of Section 2(c), Section 6, Section 7 or Section 8 of this Agreement or (x) has failed to consistently perform at a satisfactory level the duties assigned to him or is incapable of consistently performing, or unfit or unwilling to consistently perform, at a satisfactory level the duties assigned to him, in each case as determined by the Board. Any such determination by the Board pursuant to clause (x) shall be made by the majority of the Board (excluding the Executive) and shall be final, conclusive and binding on the Executive, the Company and all other parties of interest unless it is proved, by clear and convincing evidence, that the Board intentionally acted in bad faith.
“Change in Control” has the meaning specified in the 2015 Equity Plan.

Exhibit 10.35

“Claim” has the meaning specified in Section 20.
“Company” has the meaning specified in the opening paragraph of this Agreement and in Section 2(f).
“Confidential Information” has the meaning specified in Section 6.
“Effective Date” means January 4, 2016.
“Employment Period” means the period of time commencing on the Effective Date and ending on the Termination Date.
“Equity Awards” has the meaning specified in Section 3(c).
“Executive” has the meaning specified in the opening paragraph of this Agreement.
“Executive Severance Plan” means the Company’s 2007 Executive Severance Plan, as amended.
“Good Reason” means the occurrence of any of the following events, upon or following a Change in Control (as defined in the 2015 Equity Plan), without Executive’s express written consent: (i) the assignment to Executive of any duties which constitutes a material negative change in Executive’s position(s), duties or responsibilities with the Company immediately prior to the such change; provided, however, that the fact that Executive’s duties following a Change in Control are owed to a successor or an Affiliate of a successor (whether or not public) shall not in and of itself constitute a change in such Executive’s position(s), duties or responsibilities in any material respect; (ii) a material reduction in Executive’s base salary or bonus opportunity as in effect immediately prior to such reduction; (iii) any requirement that Executive be based more than fifty (50) miles from Executive’s principal place of employment immediately prior to the change in location of Executive’s principal place of employment (it being acknowledged that the Executive’s principal place of employment is currently in Miramar, Florida); (iv) the failure of a successor to: (a) continue in effect any material employee benefit plan or compensation plan in which Executive and Executive’s eligible dependents are participating immediately prior to the Change in Control, unless Executive is permitted to participate in other plans providing Executive with substantially equivalent benefits in the aggregate, or (b) provide Executive with paid vacation in accordance with the plans, practices, programs and policies of the Company and its Affiliates in effect for Executive immediately prior to such Change in Control or as in effect generally at any time thereafter with respect to other similarly situated executives of the Company. Notwithstanding the foregoing, Executive shall not have “Good Reason” unless Executive notifies the Company in writing of Executive’s intent to resign within ninety (90) days after the initial occurrence of the event giving rise to a claim for Good Reason, the Company fails to cure the Good Reason provided by Executive in such notice within thirty (30) days after the Company’s receipt of the notice, and Executive’s resignation is effective within ninety (90) days of the Company’s failure to cure.

Exhibit 10.35

“Noncompete Period” has the meaning specified in Section 8(b).
“Performance-Based Compensation” means any compensation that is intended to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended from time to time.
“Section 409A” has the meaning specified in Section 21.
“Severance Period” has the meaning specified in Section 5(a).
“STI Compensation” has the meaning specified in Section 3(d).
“Termination Date” has the meaning specified in Section 4(a).
“Travel Pass” has the meaning specified in Section 10(b).
“Work Product” has the meaning specified in Section 7.

* * * * *

Exhibit 10.35

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
SPIRIT AIRLINES, INC.

By:	/s/ H. McIntyre Gardner H. McIntyre Gardner Chairman of the Board

/s/ Robert L. Fornaro
Robert L. Fornaro

Exhibit 10.35

EXHIBIT 1

SPIRIT AIRLINES, INC.

2015 INCENTIVE AWARD PLAN
RESTRICTED STOCK UNIT AWARD GRANT NOTICE AND
RESTRICTED STOCK UNIT AWARD AGREEMENT
Spirit Airlines, Inc., a Delaware corporation (the “Company”), pursuant to its 2015 Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the individual listed below (“Participant”), an award of restricted stock units (“Restricted Stock Units” or “RSUs”). Each Restricted Stock Unit represents the right to receive one share of Common Stock upon vesting of such Restricted Stock Unit. This award of Restricted Stock Units is subject to all of the terms and conditions as set forth herein and in the Restricted Stock Unit Award Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which is incorporated herein by reference. Capitalized terms not specifically defined in this Grant Notice and the Agreement shall have the meanings specified in the Plan.

Participant’s Name:	Robert L. Fornaro
Grant Date:	January 4, 2016
Total Number of RSUs:	70,188
Vesting Commencement Date:	January 4, 2016
Vesting Schedule:	25% of the RSUs will vest on December 31, 2016; 25% on December 31, 2017; and 50% on December 31, 2018
By his or her signature and the Company’s signature below, Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and this Grant Notice. Participant has reviewed the Agreement, the Plan and this Grant Notice in their entirety, and fully understands all provisions of the Agreement, the Plan and this Grant Notice. Additionally, by signing below, Participant agrees that Participant has read, fully understands and agrees to abide by the terms of the Company’s Insider Trading Policy and has read and fully understands the Plan Prospectus and Prospectus Supplement, if applicable, copies of which have been provided to Participant. In addition, by signing below, Participant agrees that the Company, in its sole discretion, may satisfy any withholding obligations in accordance with Section 2.6 of the Agreement by (i) withholding shares of Common Stock otherwise issuable to Participant upon vesting of the RSUs, (ii) instructing a broker on Participant’s behalf to sell shares of Common Stock otherwise issuable to Participant upon vesting of the RSUs and submit the proceeds of such sale to the Company, or (iii) using any other method permitted by the Plan or Section 2.6 of the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or relating to the RSUs.

Exhibit 10.35

SPIRIT AIRLINES, Inc.:		PARTICIPANT:
By:	/s/ Thomas C. Canfield	By:	/s/ Robert L. Fornaro
Print Name:	Thomas C. Canfield	Print Name:	Robert L. Fornaro
Title:	SVP, General Counsel and Secretary

Exhibit 10.35

EXHIBIT A

TO RESTRICTED STOCK UNIT AWARD GRANT NOTICE

RESTRICTED STOCK UNIT AWARD AGREEMENT
Pursuant to the Restricted Stock Unit Award Grant Notice (the “Grant Notice”) to which this Restricted Stock Unit Award Agreement (this “Agreement”) is attached, Spirit Airlines, Inc., a Delaware corporation (the “Company”), has granted to Participant an award of restricted stock units (“Restricted Stock Units” or “RSUs”) under the Company’s 2015 Incentive Award Plan, as amended from time to time (the “Plan”).
ARTICLE I
GENERAL
1.1    Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice.
1.2    General. Each Restricted Stock Unit shall constitute a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding share of the Company’s Common Stock (“Share”) (subject to adjustment as provided in Section 14.2 of the Plan) solely for purposes of the Plan and this Agreement. The Restricted Stock Units shall be used solely as a device for the determination of the payment to eventually be made to Participant if such Restricted Stock Units vest pursuant to Section 2.3 hereof. The Restricted Stock Units shall not be treated as property or as a trust fund of any kind.
1.3    Incorporation of Terms of Plan. RSUs are subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.
ARTICLE II

GRANT OF RESTRICTED STOCK UNITS
2.1    Grant of RSUs. In consideration of Participant’s past and/or continued employment with or service to the Company or a Subsidiary and for other good and valuable consideration, effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”), the Company grants to Participant an award of RSUs as set forth in the Grant Notice, upon the terms and conditions set forth in the Plan, this Agreement and the Grant Notice.
2.2    Company’s Obligation to Pay. Each RSU has a value equal to the Fair Market Value of a Share on the date it becomes vested. Unless and until the RSUs will have vested in the manner set forth in Article II hereof, Participant will have no right to payment with respect to any of the RSUs. Prior to actual payment of any vested RSUs, such RSUs will represent an

Exhibit 10.35

unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
2.3    Vesting Schedule. Subject to Section 2.4 hereof, the RSUs will vest and become nonforfeitable with respect to the applicable portion thereof according to the vesting schedule set forth on the Grant Notice to which this Agreement is attached (the “Vesting Schedule”), subject to Participant’s continued employment in active service through such applicable vesting dates. Unless otherwise determined by the Administrator, partial employment, even if substantial, during any vesting period will not entitle Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a Termination of Service, except as provided in Section 2.4 below or under the Plan.
2.4    Death, Disability and Change-in-Control Treatment.
(a)    In the event the successor corporation in a Change in Control fails to assume or substitute the RSUs in accordance with Section 14.2 of the Plan, the RSUs will automatically vest in full as of immediately prior to the consummation of such Change in Control.
(b)    In the event (i) Participant incurs a Termination of Service by reason of the Company’s termination of Participant’s employment other than for Cause (as defined below) or by reason of Participant’s resignation for Good Reason (as defined below) and (ii) such Termination of Service is effective on or after the execution of a definitive agreement that contemplates a transaction that, if consummated, would constitute a Change in Control (a “Transaction Agreement”) but before the effective date of such Change in Control, then any then-unvested RSUs shall remain outstanding and shall automatically vest in full upon the effective date of such Change in Control; provided, that if such Transaction Agreement is terminated in accordance with its terms or a Change in Control does not otherwise occur as a result of the transaction contemplated by the Transaction Agreement, as determined by the Administrator in its sole discretion, then the RSUs will thereupon be automatically forfeited, terminated and cancelled as of the date of termination of the Transaction Agreement or other determination date, without payment of any consideration therefor, and Participant, or Participant’s beneficiary or personal representative, as the case may be, shall have no further rights hereunder in respect of such forfeited RSUs.
(c)    In the event (i) Participant incurs a Termination of Service by reason of the Company’s termination of Participant’s employment other than for Cause (as defined below) or by reason of Participant’s resignation for Good Reason (as defined below) and (ii) such Termination of Service is effective during the period beginning on the effective date of a Change in Control and ending on the twelve (12) month anniversary thereof, then any then-unvested RSUs will automatically vest in full as of the date of such Termination of Service.
(d)    If Participant is an employee of the Company who has a Termination of Service by reason of Participant’s death or permanent disability (within the meaning of Section 22(e) of the Code), the RSUs will automatically vest in full as of the date of such Termination of Service.

Exhibit 10.35

(e)    As used herein, “Cause” and Good Reason” shall have the meanings set forth below:
“Cause” shall have the meaning set forth in the Participant’s employment agreement with the Company dated January 4, 2016 (the “Employment Agreement”)
“Good Reason” shall have the meaning set forth in the Employment Agreement.
2.5    Forfeiture, Termination and Cancellation upon Termination of Service. Upon Participant’s Termination of Service for any or no reason, the then-unvested RSUs subject to this Agreement (after giving effect to any accelerated vesting pursuant to Section 2.4 hereof) will thereupon be automatically forfeited, terminated and cancelled as of the applicable termination date without payment of any consideration therefor, and the Participant, or Participant’s beneficiary or personal representative, as the case may be, shall have no further rights hereunder.
2.6    Payment after Vesting.
(a)    On the thirtieth (30th) day following the vesting of any Restricted Stock Units pursuant to Section 2.3 or Section 2.4 hereof, the Company shall deliver to Participant a number of Shares (either by delivering one or more certificates for such Shares or by entering such Shares in book entry form, as determined by the Company in its sole discretion) equal to the number of Restricted Stock Units subject to this award that vest on the applicable vesting date, unless such Restricted Stock Units terminate prior to the given vesting date pursuant to Section 2.5 hereof. Notwithstanding the foregoing, in the event Shares cannot be issued pursuant to Section 2.8(a), (b) or (c) hereof, then the Shares shall be issued pursuant to the preceding sentence as soon as administratively practicable after the Committee determines that Shares can again be issued in accordance with Sections 2.8(a), (b) and (c) hereof. Notwithstanding any discretion in the Plan, this Agreement or the Grant Notice to the contrary, upon vesting of the RSUs, Shares will be issued as set forth in this section. In no event will the RSUs be paid to Participant in the form of cash.
(b)    Notwithstanding anything to the contrary in this Agreement or the Grant Notice, the Company shall be entitled to require payment by Participant of any sums required by applicable law to be withheld with respect to the grant or vesting of the RSUs or the issuance of the Shares. Such payment shall be made in the manner determined by the Company in its sole discretion, and may be made by deduction from other compensation payable to Participant or in such other form of consideration acceptable to the Company, which may include:
(i)    Cash or check;
(ii)    Surrender of Shares held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences and having a Fair Market Value on the date of delivery equal to the minimum amount required to be withheld by statute; or

Exhibit 10.35

(iii)    Other property acceptable to the Company in its sole discretion (including, without limitation, through the delivery of a notice that Participant has placed a market sell order with a broker with respect to Shares payable pursuant to the RSUs, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of its withholding obligations; provided that payment of such proceeds is then made to the Company at such time as may be required by the Company, but in any event not later than the settlement of such sale).
The Company shall not be obligated to deliver any new certificate representing Shares to Participant or Participant’s legal representative or enter such Shares in book entry form unless and until Participant or Participant’s legal representative shall have paid or otherwise satisfied in full the amount of all federal, state and local taxes applicable to the taxable income of Participant resulting from the grant or vesting of the RSUs or the issuance of Shares pursuant to the RSUs.
2.7    Rights as Stockholder. The holder of the RSUs shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, any dividend rights and voting rights, in respect of the RSUs and any Shares underlying the RSUs and deliverable hereunder unless and until such Shares shall have been actually issued by the Company and held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14.2 of the Plan.
2.8    Conditions to Delivery of Shares. Subject to Section 11.4 of the Plan and Section 3.5 hereof, the Shares deliverable hereunder, or any portion thereof, may be either previously authorized but unissued shares of Common Stock or issued shares of Common Stock which have then been reacquired by the Company. Such Shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any Shares deliverable hereunder or portion thereof prior to fulfillment of all of the following conditions:
(a)    The admission of such Shares to listing on all stock exchanges on which such Common Stock is then listed;
(b)    The completion of any registration or other qualification of such Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable;
(c)    The obtaining of any approval or other clearance from any federal, state or local governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable;
(d)    The receipt by the Company of full payment for such Shares, including payment of any applicable withholding tax, which may be in one or more of the forms of consideration permitted under Section 2.6 hereof; and

Exhibit 10.35

(e)    The lapse of such reasonable period of time following the vesting of any Restricted Stock Units as the Administrator may from time to time establish for reasons of administrative convenience.
2.9    Clawback. If the Participant ,at any time during the period commencing on the Grant Date and ending on the second anniversary of the date on which Participant incurs a Termination of Service, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company in the determination of the Administrator (including, without limitation, committing fraud or conduct contributing to any financial restatements or irregularities, or violating a non-competition, non-solicitation, non-disparagement or non-disclosure covenant or agreement with the Company or any parent or Subsidiary, as determined by the Administrator), then Participant must pay to the Company any proceeds, gains or other economic benefit actually or constructively received by Participant upon receipt of the RSUs or upon the resale of vested RSUs, and this Agreement and the Grant Notice shall terminate and any RSUs (whether or not vested) shall be forfeited without payment of any consideration therefor. In addition and without limiting the foregoing, to the extent required by applicable law and/or the rules and regulations of the securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, or if so required pursuant to a written policy adopted by the Company which applies to Participant, this Agreement and the RSUs awarded hereunder shall be subject (including on a retroactive basis) to such clawback, forfeiture or similar requirements, and such requirements shall be deemed incorporated by reference into this Agreement.
ARTICLE III
OTHER PROVISIONS
3.1    Administration. The Administrator shall have the power to interpret the Plan, this Agreement and the Grant Notice and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon Participant, the Company and all other interested persons. No member of the Committee or the Board shall be personally liable for any action, determination or interpretation taken or made, or omitted to be taken or made, under or with respect to the Plan, this Agreement, the Grant Notice or the RSUs (unless constituting fraud or a willful criminal act or omission). The duties and obligations of the Company, the Administrator and each member of the Administrator shall be determined only with reference to the Plan and this Agreement, and no implied duties or obligations shall be read into the Plan, this Agreement or the Grant Notice on the part of the Company, the Administrator or any member of the Administrator.  Under no circumstances shall the Company, the Administrator or any member of the Administrator be obligated to prove good faith for any purpose, it being specifically understood and agreed that the Administrator and each member of the Administrator shall be presumed in all instances to have acted in good faith.  To overcome this presumption of good faith, Participant shall have the burden of proving, by clear and convincing evidence, that the

Exhibit 10.35

Administrator or the member of the Administrator, as the case may be, intentionally acted in bad faith.
3.2     Adjustments upon Specified Events. The Administrator may accelerate payment of the RSUs in such circumstances as it, in its sole discretion, may determine. In addition, upon the occurrence of certain events relating to the Common Stock contemplated by Section 14.2 of the Plan, the Administrator shall make such adjustments the Administrator deems appropriate in the number of RSUs then outstanding and the number and kind of securities that may be issued in respect of the RSUs. Participant acknowledges that the RSUs are subject to amendment, modification and termination in certain events as provided in this Agreement and Article 14 of the Plan.
3.3    Grant is Not Transferable. During the lifetime of Participant, the RSUs and the rights and privileges conferred hereby will not be sold, transferred, assigned, pledged, hypothecated or otherwise disposed in any way (whether by operation of law or otherwise), and will not be subject to sale under execution, attachment or similar process, unless and until the Shares underlying the RSUs have been issued. Upon any attempt to sell, transfer, assign, pledge, hypothecate or otherwise dispose of the RSUs, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, the RSUs and the rights and privileges conferred hereby immediately will become null and void. Unless and until the Shares underlying the RSUs have been issued, neither the RSUs nor any interest or right therein shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect. Notwithstanding anything herein to the contrary, this Section 3.3 shall not prevent transfers by will or applicable laws of descent and distribution; provided, however, that all such transfers shall be subject to the terms and conditions of the Plan, the Grant Notice and this Agreement.
3.4    Binding Agreement. Subject to the limitation on the transferability of the RSUs contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
3.5    Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal executive office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 3.5, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.
3.6    Titles. Titles provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

Exhibit 10.35

3.7    Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement and the Grant Notice, regardless of the law that might be applied under principles of conflicts of laws.
3.8    Conformity to Securities Laws. Participant acknowledges that the Plan, this Agreement and the Grant Notice are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the RSUs are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan, this Agreement and the Grant Notice shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
3.9    Amendments, Suspension and Termination. To the extent permitted by the Plan, the Administrator or the Board may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, this Agreement, the Grant Notice and/or the RSUs granted hereunder, prospectively or retroactively (including after Participant’s termination of employment or service with the Company); provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of Participant with respect to the RSUs granted hereunder shall not to that extent be effective without Participant’s consent unless the Committee or the Board, as applicable, determines that such either is required or advisable in order for the Company, the Plan or the award of RSUs made hereunder to satisfy any applicable law or regulation. Nothing in this Agreement or the Grant Notice shall restrict in any way the adoption of any amendment, modification, suspension or termination to the Plan in accordance with the terms of the Plan.
3.10    Successors and Assigns. The Company may assign any of its rights under this Agreement and the Grant Notice to single or multiple assignees, and this Agreement and the Grant Notice shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Section 3.3 hereof, this Agreement and the Grant Notice shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.
3.11    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the RSUs and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
3.12    Not a Contract of Employment. Nothing in the Plan, this Agreement or the Grant Notice shall confer upon Participant any right to continue to serve as an employee or other service provider of the Company, and parent of the Company or any Subsidiary.

Exhibit 10.35

3.13    Entire Agreement. The Plan, the Grant Notice and this Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.
3.14    Section 409A; Taxes. The RSUs are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). Notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that the RSUs (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right, in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so, and without Participant’s consent), to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for the RSUs either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A. This Section 3.14 does not create an obligation on the part of the Company to modify the Plan or this Award Agreement and does not guarantee that the RSUs will not be subject to taxes, interest and penalties under Section 409A. For the avoidance of doubt, Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for his account in connection with this Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold Participant (or any beneficiary) harmless from any or all of such taxes or penalties.
3.15    Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement and the Grant Notice create only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust or separate fund of any kind, or a fiduciary relationship between the Company, any parent of the Company, any Subsidiary or the Administrator, on the one hand, and Participant or other person or entity, on the other hand. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive Shares as a general unsecured creditor with respect to the RSUs, as and when payable hereunder.

Exhibit 10.35

EXHIBIT 2

SPIRIT AIRLINES, INC.

2015 INCENTIVE AWARD PLAN
PERFORMANCE SHARE AWARD GRANT NOTICE
AND PERFORMANCE SHARE AWARD AGREEMENT
Spirit Airlines, Inc., a Delaware corporation (the “Company”), pursuant to its 2015 Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the individual listed below (“Participant”), a Performance Share Award (“Performance Shares”). Each Performance Share represents the right to receive one share of the Company’s Common Stock (each, a “Share”), upon the achievement of certain performance goals and continued employment requirements. This award is subject to all of the terms and conditions set forth herein and in the Performance Share Award Agreement attached hereto as Exhibit A (the “Performance Share Award Agreement”) and the Plan, each of which are incorporated herein by reference. Capitalized terms not specifically defined in this Grant Notice and the Agreement shall have the meanings specified in the Plan.

Participant:	Robert L. Fornaro
Grant Date:	January 4, 2016
Target Number of Performance Shares:	70,188
Performance Period:	January 1, 2016 through December 31, 2018
Performance Goals:
Participant is eligible to be issued Shares as of the Settlement Date with the number thereof determined based upon the Company’s attainment of Total Stockholder Return relative to its Peer Group during the Performance Period, as set forth in Section 2.2(b) of the Performance Share Award Agreement.

Termination:	Except as otherwise set forth in the Performance Share Award Agreement, Participant shall forfeit all Performance Shares upon Participant’s Termination of Service prior to the Settlement Date.
By his or her signature and the Company’s signature below, Participant agrees to be bound by the terms and conditions of the Plan, the Performance Share Award Agreement and this Grant Notice. Participant has reviewed the Plan, the Performance Share Award Agreement and this Grant Notice in their entirety, and fully understands all provisions of the Plan, the Performance Share Award Agreement and this Grant Notice. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under or with respect to the Plan, this Grant Notice, the Performance Shares or the Performance Share Award Agreement. Further, by signing below, Participant agrees that

Exhibit 10.35

Participant has read, fully understands and agrees to abide by the terms of the Company’s Insider Trading Policy and has read and fully understands the Plan Prospectus and Prospectus Supplement, if applicable, copies of which have been provided to Participant.
In addition, by signing below, Participant agrees that the Company, in its sole discretion, may satisfy any withholding obligations in accordance with Section 3.5 of the Agreement by (i) withholding Shares otherwise issuable to Participant upon vesting of the Performance Shares, (ii) instructing a broker on Participant’s behalf to sell Shares otherwise issuable to Participant and submit the proceeds of such sale to the Company, or (iii) using any other method permitted by the Plan or Section 3.5 of the Performance Share Award Agreement.

SPIRIT AIRLINES, INC.: HOLDER:		PARTICIPANT:
By:	/s/ Thomas C. Canfield	By:	/s/ Robert L. Fornaro
Print Name:	Thomas C. Canfield	Print Name:	Robert L. Fornaro
Title:	SVP, General Counsel and Secretary

Exhibit 10.35

EXHIBIT A
TO PERFORMANCE SHARE AWARD GRANT NOTICE
PERFORMANCE SHARE AWARD AGREEMENT
Pursuant to the Performance Share Award Grant Notice (the “Grant Notice”) to which this Performance Share Award Agreement (this “Agreement”) is attached, Spirit Airlines, Inc., a Delaware corporation (the “Company”), has granted to Participant a performance share award (“Performance Shares”) under the Spirit Airlines, Inc. 2015 Incentive Award Plan, as amended from time to time (the “Plan”). Each Performance Share represents the right to receive one share of the Company’s Common Stock (each, a “Share”), subject to the terms and conditions set forth in the Plan, this Agreement and the Grant Notice.
ARTICLE 1.
GENERAL
1.1    Defined Terms. Wherever the following terms are used in this Agreement they shall have the meanings specified below, unless the context clearly indicates otherwise. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice.
(a)    “Commencement Date Average Stock Price” means the average of the Common Stock Prices for the last twenty (20) trading days ending prior to and including the Performance Commencement Date.
(b)    “Common Stock Price” shall mean, as of a particular date, the Fair Market Value for a Share as of such date.
(c)    “Measurement Date” shall mean December 31 of the year that is two calendar years following the year in which the Grant Date occurs.
(d)    “Peer Companies” shall mean the companies in the Peer Group, including the Company.
(e)    “Peer Group” shall mean the Company’s peer group set forth on Exhibit B, including the Company; provided, however, that if a company in the Peer Group ceases to be actively traded, due, for example, to merger (but not bankruptcy) or the Administrator otherwise reasonably determines that it is no longer suitable for the purposes of this Agreement, then the Administrator in its reasonable discretion shall remove such company from the Peer Group and may select a comparable company to be added to the Peer Group for purposes of making the Total Stockholder Return comparison required by Section 2.2 hereof. If the Administrator is not able to select such a comparable company to add to the Peer Group, the Administrator may

Exhibit 10.35

amend Section 2.2(b) hereof to make such reasonable adjustments to the Company TSR relative ranks and the percentages of target Performance Shares to be issued, as the Administrator deems necessary to effectuate the intention of this Agreement.
(f)    “Performance Commencement Date” shall mean January 1 of the year in which the Grant Date occurs.
(g)    “Settlement Date” shall mean the date the Administrator determines that the Shares payable with respect to the Performance Shares, pursuant to Section 2.2(b), shall be issued to Participant, which date shall be no later than sixty (60) days after the Valuation Date (for the avoidance of doubt, this deadline is intended to comply with the “short-term deferral” exception from Section 409A of the Code).
(h)    “Total Stockholder Return” or “TSR” shall mean the percentage appreciation (positive or negative) in the Common Stock Price from the Performance Commencement Date to the Valuation Date, determined by dividing (i) the difference obtained by subtracting (A) the Commencement Date Average Stock Price, from (B) the Valuation Date Average Stock Price plus all dividends paid on a Share from the Performance Commencement Date to the Valuation Date by (ii) the Commencement Date Average Stock Price. Additionally, as set forth in, and pursuant to, Section 3.4 hereof, the Administrator may make appropriate adjustments to the Total Stockholder Return to take into account stock dividends, stock splits, reverse stock splits and the other events set forth in Section 3.4 hereof that occur prior to the Valuation Date.
(i)    “Valuation Date” shall mean the earliest of (i) the Measurement Date or (ii) the date upon which a Change in Control or, if earlier, Participant’s death or disability, shall occur.
(j)    “Valuation Date Average Stock Price” means the average of the Common Stock Prices for the last twenty (20) trading days ending prior to and including the Valuation Date.
1.2    Incorporation of Terms of Plan. The Performance Shares are subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.
ARTICLE 2.
GRANT OF PERFORMANCE SHARES
2.1    Grant of Performance Shares. In consideration of Participant’s past and/or continued employment with or service to the Company or a Subsidiary and for other good and valuable consideration, effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”), the Company grants to Participant an award of Performance Shares as set forth in the Grant Notice (the “Performance Shares”), upon the terms and conditions set forth in the Plan, this Agreement and the Grant Notice.

Exhibit 10.35

2.2    Performance-Based Right to Payment.
(a)    The payment of Shares with respect to the Performance Shares is contingent on the Company’s attainment of Total Stockholder Return relative to its Peer Group as set forth in Section 2.2(b) below (the “Performance Goals”). Accordingly, Participant will not become entitled to payment with respect to the Performance Shares unless and until the Administrator determines whether and to what extent the Performance Goals have been attained. Upon such determination by the Administrator and subject to the provisions of the Plan and this Agreement, Participant shall be entitled to payment of that portion of the Performance Shares as corresponds to the Performance Goals attained (as determined by the Administrator in its sole discretion) as set forth in Section 2.2(b) below.
(b)    Subject to Participant’s continued employment in active service with the Company from the Grant Date through the Valuation Date, the number of Shares that shall be issued pursuant to the Performance Shares shall be determined as of the Valuation Date, based on the Company’s Total Stockholder Return relative to the Total Shareholder Returns of the Peer Companies, as shown in the table below, provided that if the Company’s Total Shareholder Return is negative, the number of Shares issued according to the table below shall be reduced by 50%. If a company in the Peer Group ceases to be actively traded due to bankruptcy, the company shall remain a part of the Peer Group and shall be assigned a Total Stockholder Return of -100% as of the Valuation Date for purposes of this Section 2.2(b).

TSR Rank	TSR Percentile	Payout
1	100%	200%	Maximum
2	91%	200%
3	82%	175%
4	73%	150%
5	64%	125%
6	55%	100%	Target
7	45%	50%
8	36%	25%	Threshold
9	27%	0%
10	18%	0%
11	9%	0%
12	0%	0%

2.3    Payment of Shares. The number of Shares to be paid with respect to the Performance Shares, as set forth in Section 2.2(b), above, shall be issued to Participant on the

Exhibit 10.35

Settlement Date, subject to Section 2.5 and 2.7, below. Notwithstanding the foregoing, in the event the Shares cannot be issued pursuant to Section 2.4(a) or (b) hereof, then the Shares shall be issued pursuant to the preceding sentence as soon as administratively practicable after the Administrator determines that the Shares can again be issued in accordance with Sections 2.4(a) or (b) hereof. Any Performance Shares awarded pursuant to this Agreement that are unpaid as of the Settlement Date as a result of the Company’s Total Stockholder Return relative to the Total Shareholder Returns of the Peer Companies shall automatically and without further action be cancelled and forfeited by Participant, and Participant shall have no further right or interest in or with respect to such portion of the Performance Shares.
2.4    Conditions to Delivery of Shares. Subject to Section 11.4 of the Plan and Section 3.5 hereof, the Shares deliverable hereunder, or any portion thereof, may be either previously authorized but unissued shares of Common Stock or issued shares of Common Stock which have then been reacquired by the Company. Such shares of Common Stock shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any Shares deliverable hereunder or portion thereof prior to fulfillment of all of the following conditions:
(a)    The admission of such Shares to listing on all stock exchanges on which such Common Stock is then listed;
(b)    The completion of any registration or other qualification of such Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable;
(c)    The obtaining of any approval or other clearance from any federal, state or local governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable;
(d)    The receipt by the Company of full payment for such Shares, including payment of any applicable withholding tax, which may be in one or more of the forms of consideration permitted under Section 3.5 hereof; and
(e)    The lapse of such reasonable period of time following the Valuation Date as the Administrator may from time to time establish for reasons of administrative convenience.
2.5    Proration in Event of Change in Control, Death or Permanent Disability. Subject to Sections 2.4 and 2.7 hereof, notwithstanding any contrary provision of this Agreement, in the event of a Change in Control or Participant’s death or permanent disability (within the meaning of Section 22(e) of the Code) at any time prior to the Measurement Date, that number of Shares determined pursuant to Section 2.2(b) hereof for the period beginning on the Performance Commencement Date and ending on the date of such Change in Control, death or permanent disability shall be issued to Participant immediately prior to (and subject to the consummation of) such Change in Control, or in the case death or permanent disability, no later than sixty (60) days after such date, with the exception that the number of Shares that shall be issued, if any, shall be further multiplied by a fraction (not to exceed one), (a) the numerator of which shall be

Exhibit 10.35

equal to the number of whole months (counting each month as ending on the first day of a calendar month) elapsed from the Performance Commencement Date until the date of Change in Control, death or permanent disability, and (b) the denominator of which shall be thirty-six (36).
2.6    Right to Continued Employment. Nothing in the Plan or this Agreement shall confer upon Participant any right to continue in the employ or service of the Company, any parent of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries or other affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.
2.7    Effect of Termination of Service. Notwithstanding any contrary provision of this Agreement, upon Participant’s Termination of Service for any or no reason (other than Participant’s death or permanent disability, as described in Section 2.5 above) prior to the Valuation Date, all rights with respect to any unpaid Performance Shares awarded pursuant to this Agreement shall automatically and without further action be cancelled and forfeited by Participant, and Participant shall not be entitled to any payments or benefits with respect thereto.
2.8    Rights as Stockholder. The holder of the Performance Shares shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of the Performance Shares and any Shares underlying the Performance Shares and deliverable hereunder unless and until such Shares shall have been duly issued by the Company and held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).
2.9    Clawback. If Participant, at any time during the period commencing on the Grant Date and ending on the second anniversary of the date on which Participant incurs a Termination of Service, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company in the determination of the Administrator (including, without limitation, committing fraud or conduct contributing to any financial restatements or irregularities, or violating a non-competition, non-solicitation, non-disparagement or non-disclosure covenant or agreement with the Company or any parent or Subsidiary, as determined by the Administrator), then Participant must pay to the Company any proceeds, gains or other economic benefit actually or constructively received by Participant upon receipt of the Performance Shares or upon the resale of vested Performance Shares, and this Agreement and the Grant Notice shall terminate and any Performance Shares (whether or not vested) shall be forfeited without payment of any consideration therefor. In addition and without limiting the foregoing, to the extent required by applicable law and/or the rules and regulations of the securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, or if so required pursuant to a written policy adopted by the Company which applies to Participant, this Agreement and the Performance Shares awarded hereunder shall be subject (including on a retroactive basis) to such clawback, forfeiture or similar requirements, and such requirements shall be deemed incorporated by reference into this Agreement.

Exhibit 10.35

ARTICLE 3.
OTHER PROVISIONS
3.1    Administration. The Administrator shall have the power to interpret the Plan, this Agreement and the Grant Notice and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon Participant, the Company and all other interested persons. No member of the Committee or the Board shall be personally liable for any action, determination or interpretation taken or made, or omitted to be taken or made, under or with respect to the Plan, this Agreement, the Grant Notice or the Performance Shares (unless constituting fraud or a willful criminal act or omission). The duties and obligations of the Company, the Administrator and each member of the Administrator shall be determined only with reference to the Plan and this Agreement, and no implied duties or obligations shall be read into the Plan, this Agreement or the Grant Notice on the part of the Company, the Administrator or any member of the Administrator.  Under no circumstances shall the Company, the Administrator or any member of the Administrator be obligated to prove good faith for any purpose, it being specifically understood and agreed that the Administrator and each member of the Administrator shall be presumed in all instances to have acted in good faith.  To overcome this presumption of good faith, Participant shall have the burden of proving, by clear and convincing evidence, that the Administrator or the member of the Administrator, as the case may be, intentionally acted in bad faith.
3.2    Grant is Not Transferable. During the lifetime of Participant, the Performance Shares and the rights and privileges conferred hereby will not be sold, transferred, assigned, pledged, hypothecated or otherwise disposed in any way (whether by operation of law or otherwise), and will not be subject to sale under execution, attachment or similar process, unless and until the Shares underlying the Performance Shares have been issued. Upon any attempt to sell, transfer, assign, pledge, hypothecate or otherwise dispose of the Performance Shares, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, the Performance Shares and the rights and privileges conferred hereby immediately will become null and void. Unless and until the Shares underlying the Performance Shares have been issued, neither the Performance Shares nor any interest or right therein shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect. Notwithstanding anything herein to the contrary, this Section 3.2 shall not prevent transfers by will or applicable laws of descent and distribution; provided, however, that all such transfers shall be subject to the terms and conditions of the Plan, the Grant Notice and this Agreement.

Exhibit 10.35

3.3    Binding Agreement. Subject to the limitation on the transferability of the Performance Shares contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
3.4    Adjustments upon Specified Events. The Administrator may accelerate payment of the Performance Shares in such circumstances as it, in its sole discretion, may determine. In addition, upon the occurrence of certain events relating to the Common Stock contemplated by Section 14.2 of the Plan, the Administrator shall make such adjustments the Administrator deems appropriate in the number of Performance Shares then outstanding and the number and kind of securities that may be issued in respect of the Performance Shares. Participant acknowledges that the Performance Shares are subject to amendment, modification and termination in certain events as provided in this Agreement and Article 14 of the Plan.
3.5    Withholding.
(a)    Notwithstanding anything to the contrary in this Agreement or the Grant Notice, the Company shall be entitled to require payment by Participant of any sums required by applicable law to be withheld with respect to the grant or vesting of the Performance Shares or the issuance of Shares pursuant to the Performance Shares. Such payment shall be made in the manner determined by the Company in its sole discretion, and may be made by deduction from other compensation payable to Participant or in such other form of consideration acceptable to the Company, which may include:
(i)    Cash or check;
(ii)    Surrender of Shares held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences and having a Fair Market Value on the date of delivery equal to the minimum amount required to be withheld by statute; or
(iii)    Other property acceptable to the Company (including, without limitation, through the delivery of a notice that Participant has placed a market sell order with a broker with respect to Shares payable pursuant to the Performance Shares, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of its withholding obligations; provided that payment of such proceeds is then made to the Company at such time as may be required by the Company, but in any event not later than the settlement of such sale).
(b)    The Company shall not be obligated to deliver any new certificate representing Shares to Participant or Participant’s legal representative or enter such Shares in book entry form unless and until Participant or Participant’s legal representative shall have paid or otherwise satisfied in full the amount of all federal, state and local taxes applicable to the taxable income of Participant resulting from the grant or vesting of the Performance Shares or the issuance of Shares pursuant to the Performance Shares.

Exhibit 10.35

3.6    Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal executive office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 3.6, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.
3.7    Titles. Titles provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
3.8    Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement and the Grant Notice, regardless of the law that might be applied under principles of conflicts of laws.
3.9    Conformity to Securities Laws. Participant acknowledges that the Plan, this Agreement and the Grant Notice are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Performance Shares are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan, this Agreement and the Grant Notice shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
3.10    Amendments, Suspension and Termination. To the extent permitted by the Plan, the Administrator or the Board may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, this Agreement, the Grant Notice and/or the Performance Shares granted hereunder, prospectively or retroactively (including after Participant’s termination of employment or service with the Company); provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of Participant with respect to the Performance Shares granted hereunder shall not to that extent be effective without Participant’s consent unless the Committee or the Board, as applicable, determines that such either is required or advisable in order for the Company, the Plan or the award of Performance Shares made hereunder to satisfy any applicable law or regulation. Nothing in this Agreement or the Grant Notice shall restrict in any way the adoption of any amendment, modification, suspension or termination to the Plan in accordance with the terms of the Plan.
3.11    Successors and Assigns. The Company may assign any of its rights under this Agreement and the Grant Notice to single or multiple assignees, and this Agreement and the Grant Notice shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Section 3.2 hereof, this Agreement and the Grant

Exhibit 10.35

Notice shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.
3.12    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Performance Shares and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
3.13    Not a Contract of Employment. Nothing in the Plan, this Agreement or the Grant Notice shall confer upon Participant any right to continue to serve as an employee or other service provider of the Company, any parent of the Company or any Subsidiary.
3.14    Entire Agreement. The Plan, the Grant Notice and this Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.
3.15    Section 409A; Taxes. The Performance Shares are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). Notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that the Performance Shares (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right, in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so, and without Participant’s consent), to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for the Performance Shares either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A. This Section 3.15 does not create an obligation on the part of the Company to modify the Plan or this Award Agreement and does not guarantee that the Performance Shares will not be subject to taxes, interest and penalties under Section 409A. For the avoidance of doubt, Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for his account in connection with this Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold Participant (or any beneficiary) harmless from any or all of such taxes or penalties.
3.16    Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement and the Grant Notice create only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust or separate fund of any kind, or a fiduciary relationship between the Company, any parent of the Company, any Subsidiary, or the Administrator, on the one hand, and

Exhibit 10.35

Participant or other person or entity, on the other hand. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Performance Shares, and rights no greater than the right to receive Shares as a general unsecured creditor with respect to the Performance Shares, as and when payable hereunder.

Exhibit 10.35

EXHIBIT B
PEER GROUP
Alaska Air Group, Inc.
Allegiant Travel Company
American Airlines Group, Inc.
Delta Airlines
Hawaiian Holdings Inc.
JetBlue Airways Corporation
Republic Airways Holdings Inc.
Sky West Inc.
Southwest Airlines
United Continental
Virgin America, Inc.

Exhibit 10.35

EXHIBIT 3

[TO BE DELIVERED IF, AS AND WHEN REQUIRED BY SECTIONS 5(A), 5(B) OR 10 OF THE EMPLOYMENT AGREEMENT TO WHICH THIS EXHIBIT 3 IS ATTACHED]

GENERAL RELEASE
I, Robert L. Fornaro, in consideration of the covenants and agreements of Spirit Airlines, Inc., a Delaware corporation (together with its affiliates, the “Company”), set forth in the Employment Agreement, dated as of January 4, 2016 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and its direct or indirect owners and affiliates (collectively, the “Released Parties”) to the extent provided below.
1.I understand that any payments or benefits paid, granted or provided to me under Sections 3(e), 5(a), 5(b) and 10 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in such sections of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release.
2.    Except as provided in paragraph 4 below, I knowingly and voluntarily release and forever discharge the Company and the other Released Parties from any and all claims, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date of this General Release) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1866, as amended; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or the state or local counterparts of any of the foregoing; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).
3.    I represent that I have made no assignment or transfer of any right, claim, demand, cause of action or other matter covered by paragraph 2 above.

Exhibit 10.35

4.    I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).
5.    In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company or any other Released Party or in the event I should seek to recover against the Company or any other Released Party in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in paragraph 2 hereof as of the execution of this General Release.
6.    I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.
7.    I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement.
8.    I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.
9.    Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity.
10.    I agree to reasonably cooperate with the Company in any internal investigation or administrative, regulatory or judicial proceeding. I understand and agree that my cooperation may include, but not be limited to, making myself available to the Company upon

Exhibit 10.35

reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents which are or may come into my possession all at times and on schedules that are reasonably consistent with my other permitted activities and commitments. I understand that in the event the Company asks for my cooperation in accordance with this provision, the Company will reimburse me for reasonable travel expenses, including lodging and meals, upon my submission of receipts, and for my time in the event of any unusual or lengthy required period of cooperation.
11.    Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or any of its obligations under the Agreement or any rights which I may have as a shareholder of the Company.
12.    Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:
1.    I HAVE READ IT CAREFULLY;
2.    I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED; TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963; THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;
3.    I VOLUNTARILY CONSENT TO EVERYTHING IN IT;
4.    I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND HAVE DONE SO, OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;
5.    I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM TO CONSIDER IT, AND ANY CHANGES MADE SINCE SUCH DATE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

Exhibit 10.35

6.    ANY CHANGES TO THE AGREEMENT SINCE THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST;
7.    I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;
8.    I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND
9.    I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE: _____________, ______	Robert L. Fornaro

Exhibit 10.35

EXHIBIT 4

ARBITRATION PROCEDURE
1.    Notice of Claim. A party asserting a Claim (the “Claimant”) shall deliver written notice to each party against whom the Claim is asserted (collectively, the “Opposing Party”), with a copy to the persons required to receive copies of notices under the Agreement (the “Additional Notice Parties”), specifying the nature of the Claim and requesting a meeting to resolve same. The Additional Notice Parties shall be given reasonable notice of and invited and permitted to attend any such meeting. If no resolution is reached within 10 business days after delivery of such notice, the Claimant or the Opposing Party may, within 45 days after giving such notice, invoke the arbitration procedure provided herein by delivering to each Opposing Party and the Additional Notice Parties a Notice of Arbitration, which shall specify the Claim as to which arbitration is sought, the nature of the Claim, the basis for the Claim, and the nature and amount of any damages or other compensation or relief sought (a “Notice of Arbitration”). Each party agrees that no punitive damages may be sought or recovered in any arbitration, judicial proceeding or otherwise. Failure to file a Notice of Arbitration within 45 days shall constitute a waiver of any right to relief for the matters asserted in the notice of claim. Any Claim shall be forever barred, and no relief may be sought therefor, if written notice of such Claim is not made as provided above within one year of the date such claim accrues.
2.    Selection of Arbitrator. Within 20 business days after receipt of the Notice of Arbitration, Executive and the Board shall meet and attempt to agree on an arbitrator to hear and decide the Claim. If Executive and the Board cannot agree on an arbitrator within ten business days, then they shall request the American Arbitration Association (the “AAA”) to appoint an arbitrator experienced in the area of dispute who does not have an ongoing business relationship with any of the parties to the dispute. If the arbitrator selected informs the parties he cannot hear and resolve the Claim within the time-frame specified below, Executive and the Board shall request the appointment of another arbitrator by the AAA subject to the same requirements.
3.    Arbitration Procedure. The following procedures shall govern the conduct of any arbitration under this section. All procedural matters relating to the conduct of the arbitration other than those specified below shall be discussed among counsel for the parties and the arbitrator. Subject to any agreement of the parties, the arbitrator shall determine all procedural matters not specified herein.
(a)    Within 30 days after the delivery of a Notice of Arbitration, each party shall afford the other, or its counsel, with reasonable access to documents relating directly to the issues raised in the Notice of Arbitration. All documents produced and all copies thereof shall be maintained as strictly confidential, shall be used for no purpose other than the arbitration hereunder, and shall be returned to the producing party upon completion of the arbitration. There shall be no other discovery except that, if a reasonable need is shown, limited depositions may be allowed in the discretion of the arbitrator, it being the expressed intention and agreement of each party to have the arbitration proceedings conducted and resolved as expeditiously, economically and fairly as reasonably practicable, and with the maximum degree of confidentiality.

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Exhibit 10.35

(b)    All written communications regarding the proceeding sent to the arbitrator shall be sent simultaneously to each party or its counsel, with a copy to the Additional Notice Parties. Oral communications between any of the parties or their counsel and the arbitrator shall be conducted only when all parties or their counsel are present and participating in the conversation.
(c)    Within 20 days after selection of the arbitrator, the Claimant shall submit to the arbitrator a copy of the Notice of Arbitration, along with a supporting memorandum and any exhibits or other documents supporting the Claim.
(d)    Within 20 days after receipt of the Claimant’s submission, the Opposing Party shall submit to the arbitrator a memorandum supporting its position and any exhibits or other supporting documents. If the Opposing Party fails to respond to any of the issues raised by the Claimant within 20 days of receipt of the Claimant’s submission, then the arbitrator may find for the Claimant on any such issue and bar any subsequent consideration of the matter.
(e)    Within 20 days after receipt of the Opposing Party’s response, the Claimant may submit to the arbitrator a reply to the Opposing Party’s response, or notification that no reply is forthcoming.
(f)    Within 10 days after the last submission as provided above, the arbitrator shall notify the parties and the Additional Notice Parties of the date of the hearing on the issues raised by the Claim. Scheduling of the hearing shall be within the sole discretion of the arbitrator, but in no event more than 30 days after the last submission by the parties, and shall take place within 50 miles of the corporate headquarters of the Company at a place selected by the arbitrator or such other place as is mutually agreed. Both parties shall be granted substantially equal time to present evidence at the hearing. The hearing shall not exceed one business day, except for good cause shown.
(g)    Within 30 days after the conclusion of the hearing, the arbitrator shall issue a written decision to be delivered to both parties and the Additional Notice Parties (the “Final Determination”). The Final Determination shall address each issue disputed by the parties, state the arbitrator’s findings and reasons therefor, and state the nature and amount of any damages, compensation or other relief awarded.
(h)    The award rendered by the arbitrator shall be final and non-appealable, except as otherwise provided under the Florida Uniform Arbitration Act, and judgment may be entered upon it in accordance with applicable law in such court as has jurisdiction thereof.
4.    Costs of Arbitration. As part of the Final Determination, the arbitrator shall require that the costs and expenses of the arbitration, including the arbitrator’s fee and both parties’ attorneys’ fees and expenses, be borne and paid by the party that did not, in the arbitrator’s judgment, prevail in the arbitration. In the event that any relief which is awarded is non-monetary, then such costs and expenses shall be allocated in any manner as may be determined by the arbitrators.

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Exhibit 10.35

5.    Satisfaction of Award. If any party fails to pay the amount of the award, if any, assessed against it within 30 days after the delivery to such party of the Final Determination, the unpaid amount shall bear interest from the date of such delivery at the lesser of (i) prime lending rate announced by Citibank N.A. plus three hundred basis points and (ii) the maximum rate permitted by applicable usury laws. In addition, such party shall promptly reimburse the other party for any and all costs or expenses of any nature or kind whatsoever (including attorneys’ fees) reasonably incurred in seeking to collect such award or to enforce any Final Determination.
6.    Confidentiality of Proceedings. The parties hereto agree that all of the arbitration proceedings provided for herein, including any notice of claim, the Notice of Arbitration, the submissions of the parties, and the Final Determination issued by the arbitrator, shall be confidential and shall not be disclosed at any time to any person other than the parties, their representatives, the arbitrator and the Additional Notice Parties; provided, however, that this provision shall not prevent the party prevailing in the arbitration from submitting the Final Determination to a court for the purpose of enforcing the award, subject to comparable confidentiality protections if the court agrees; and further provided that the foregoing shall not prohibit disclosure to the minimum extent reasonably necessary to comply with (i) applicable law (or requirement having the force of law), court order, judgment or decree, including, without limitation, disclosures which may be required pursuant to applicable securities laws, and (ii) the terms of contractual arrangements (such as financing arrangements) to which the Company or any Additional Notice Party may be subject so long as such contractual arrangements were not entered into for the primary purpose of permitting disclosure which would otherwise be prohibited hereunder.

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